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                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600

                                            [KV LOGO]

FOR IMMEDIATE RELEASE



          KV PHARMACEUTICAL REPORTS RECORD REVENUES FOR FISCAL 2004
                        THIRD QUARTER AND NINE MONTHS

              THIRD QUARTER OPERATING INCOME UP 23%, DRIVEN BY
                        73% REVENUE GROWTH AT THER-RX

        NINE MONTH REVENUES RESULTS REACH $200 MILLION FOR FIRST TIME

St. Louis, MO., February 2, 2004, -- KV Pharmaceutical Company (NYSE:
KVa/KVb) today reported results for the third quarter and nine months of fiscal 2004 ended December 31, 2003.

Revenues for the third quarter increased 12% to $69.6 million, compared to $61.9 million for the third quarter of fiscal 2003. The Company reported a 73% increase in revenues at its Ther-Rx branded unit led by continued growth in its women's healthcare lines. Net income increased 14% to $11.5 million, or $0.23 per diluted share, compared with $10.1 million, or $0.19 per diluted share in the prior year period.

For the nine months ended December 31, 2003, net revenues increased 17% to $200.0 million for the first time in the Company's history. This compared with $171.6 million in the comparable year-ago period. Year-to-date net income improved to $32.3 million, or $0.63 per diluted share, compared with net income of $15.5 million, or $0.30 per diluted share for the nine months ended December 31, 2002. The prior year's nine-month period included a net after tax litigation charge of $10.4 million, or $0.20 per diluted share.

Gross profit for the third quarter increased to $46.8 million, up $8.6 million, or 23% over the prior year's quarter, due primarily to higher profit of Ther-Rx branded product sales representing 30% of total revenues versus 20% of revenues for the third quarter of fiscal 2003. Gross profit for the first nine months of fiscal 2003 increased 25% to $132.1 million, and 66% of net revenues, compared with $105.4 million, or 61% of net revenues



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for the same period of the prior year. The increase in gross margin resulted from an improved sales mix favoring higher-margin branded pharmaceutical and specialty generic products.

Operating income for the third quarter of fiscal 2004 was $19.0 million, an increase of $3.6 million, or 23%, compared to $15.4 million in the third quarter of fiscal 2003. Operating income for the first nine months of fiscal 2004 was $53.2 million, an increase of $29.8 million, or 127%, compared to $23.5 million in the same period of the prior year.

Marc S. Hermelin, Vice Chairman of the Board and Chief Executive Officer stated, "During the third quarter we experienced a strong performance at Ther-Rx, which crossed the $20 million quarterly revenue threshhold. Ther-Rx continues to establish a solid foothold in the women's healthcare arena, driven by our market leading women's prenatal vitamin lines and Gynazole-1(R), which is expected to benefit from marketing licenses in over 50 countries worldwide. As we enter the final three months of our fiscal year, both KV's branded and generic growth drivers are performing well. ETHEX enjoys a strong pipeline of generic products and will continue to see new introductions in the months ahead. Our branded pipeline continues to strengthen as well."

"Looking ahead to our fiscal year end in three months, we anticipate reporting our ninth consecutive year of record revenues and operating profits," continued Mr. Hermelin. "We intend to continue building on that track record in fiscal 2005 by capitalizing on our proven ability to internally develop, manufacture and market new products, and by leveraging our strong financial position to pursue strategic acquisitions and additional opportunities to grow our business."

NEWS HIGHLIGHTS:

o Concluded an agreement with Glenmark Pharmaceuticals Inc., U.S.A., a wholly owned subsidiary of Glenmark Pharmaceuticals Ltd. of India for the development and marketing of eight generic products for regulatory approval and marketing in North America. The licensed products include both Paragraph 3 and Paragraph 4 ANDA filing opportunities. The agreement also provides for the development and licensing of branded products which may incorporate Glenmark's proprietary platform controlled release technology. Under the agreement, Glenmark received an initial cash payment and will receive milestone and royalty payments on the products, the first which is anticipated to be marketed during the last half of calendar 2005.

o Concluded an agreement with P.T. Soho in Indonesia to market KV's Gynazole-1(R) which brings to 7 the number of Asian markets into which KV has agreed to market Gynazole-1(R).

o Along with the Company's partner, FemmePharma, Inc., Phase II studies were successfully completed on the endometriosis product covered by the existing agreement between KV and FemmePharma. The Company also completed an



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     additional purchase of $3 million of FemmePharma's Convertible
     Preferred stock under the terms of an agreement between KV and FemmePharma raising KV's total convertible preferred investment to $5 million. The latest $3 million investment corresponds with the successful completion of the Phase II studies and the commencement of Phase III studies on the endometriosis product covered by the license agreement.

o R&D spending for the quarter was lower than anticipated due to the timing of the beginning of certain new clinical trials. For the first nine months of fiscal 2004, R&D spending was $14.8 million, or 7% of total corporate revenues.

OPERATING HIGHLIGHTS:

THER-RX CORPORATION-REVENUES OF GYNAZOLE-1(R) UP 57% WITH CONTINUUM OF CARE(TM) PRODUCT LINE REVENUES UP 46%

Ther-Rx branded marketing division net revenues for the fiscal third quarter were up 73% to $20.9 million, compared with $12.1 million in the prior year period. Year-to-date net revenues increased to $52.6 million, compared with $30.5 million in the first nine months of fiscal 2003.

Ther-Rx's women's healthcare products experienced significant growth in total prescription volume in the fiscal 2004 third quarter over the same period last year. Gynazole-1(R), the only one-dose prescription vaginal antifungal cream treatment, continued to capture new prescriptions with a 36% increase in total volume and has now captured almost 30% of the prescription vaginal antifungal cream market.

For the month ending December 2003, data showed Gynazole-1(R) total filled prescriptions growing 48% from the year ago period. This represents the highest year-over-year growth rate for the brand since January 2002, making Gynazole-1(R) the fastest growing product in the prescription vaginal yeast infection market for the eighth straight quarter. Currently, more than one of every four prescriptions filled for a prescription cream product is now filled with Gynazole-1(R).

Also during the quarter, an additional international licensing agreement was concluded for the marketing of KV's new prescription market leader in the U.S., Gynazole-1(R), with Pan-Malayan for six Asian countries. This agreement will make Gynazole-1(R), KV's first internally developed branded drug available worldwide.

The Company's Continuum of Care(TM) product line demonstrated total prescription volume increase of 14% over the third quarter of last year. Ther-Rx's portfolio of prenatal vitamins now comprises 39% of all new branded prenatal vitamin prescriptions for the third quarter of fiscal 2004. PreCare(R) Caplet continues to be the most filled branded prescription prenatal product in the United States.


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The latest product introduction, PrimaCare(TM), the first prescription prenatal/postnatal nutritional supplement containing essential fatty acids, continues to be the fastest growing product in the branded prescription marketplace according to Verispan. PrimaCare(TM) showed 119% growth in total prescriptions filled during the month ending December 2003 from the year ago period. For the quarter, data showed PrimaCare(R)'s total filled prescriptions growing 125% from the year ago period.

Contributing 57% of the growth at Ther-Rx during the quarter were the two anemia products lines, Niferex(R) and Chromagen(R) which were acquired late in fiscal 2003. Revenues for acquired products were $5.4 million for the quarter and $13.0 million for the first nine months of fiscal 2004.

New prescription growth for the anemia franchise showed a 48% increase this quarter over the prior quarter, marking the greatest growth experienced by both Niferex(R) and Chromagen(R) in over four years.

ETHEX CORPORATION - STRONG PIPELINE OF PRODUCTS

Specialty generic net revenues for ETHEX Corporation for the third quarter of fiscal 2004 were level at $44.1 million, compared to $44.5 million for the third quarter of fiscal 2003. ETHEX revenues for the nine month period were $132.3 million, up 5% compared to $126.0 million for the first nine months of fiscal 2003.

Third quarter revenue performance primarily reflected growth in ETHEX's pain management and cardiovascular lines, with lower revenues from the Company's cough/cold lines due to the planned transition out of certain products and a late cough/cold season. Additionally, revenue performance reflected slower than anticipated timing of certain ANDA approvals. Late in the third quarter, ETHEX also introduced three new products that the Company expects will contribute to future ETHEX revenue growth. The orders on cough/cold products began to rebound near the end of the third quarter.

To date, for fiscal 2004, ETHEX has introduced nine new products and is optimistic about several higher-potential product introductions scheduled for launch prior to fiscal year-end on March 31, 2004.

PARTICLE DYNAMICS, INC.

Net revenues of specialty material products were up 1% to $3.9 million for the third fiscal quarter. Particle Dynamics was able to post a very modest increase even in spite of a continued softness in the nutritional marketplace. Particle Dynamics continues to develop new products for introduction over the next six to twelve months. Revenues for the first nine months of fiscal 2004 for Particle Dynamics were down 5%, to $12.1 million, compared to $12.8 million in fiscal 2003.


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ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets controlled release and tastemasked pharmaceutical products using proprietary drug delivery and tastemasking technologies. The company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's best and fastest growing small companies, most recently by Forbes in its October 2003 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commitment", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates, currency exchange rates, and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing;
(5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers;
(11) the impact of competitive response to the Company's efforts to leverage its brand power with product innovation, promotional programs, and new advertising; (12) the risk that acquisition or licensing opportunities will not be consummated; and, (13) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.



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                          (Financial Tables Follow)




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                           KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                 CONSOLIDATED FINANCIAL RESULTS
                        (unaudited; in thousands, except per share data)
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                           CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                             THREE MONTHS ENDED            NINE MONTHS ENDED
                                                 DECEMBER 31,                  DECEMBER 31,
                                           ------------------------      ------------------------
                                             2003           2002           2003           2002
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
Net revenues                               $ 69,598       $ 61,929       $199,996       $171,638
Cost of sales                                22,761         23,728         67,891         66,287
                                           ------------------------------------------------------
Gross profit                                 46,837         38,201        132,105        105,351
                                           ------------------------------------------------------
Operating expenses:
   Research and development                   5,239          5,689         14,808         14,244
   Selling and administrative                21,536         16,569         62,429         49,390
   Amortization of intangible assets          1,112            583          3,336          1,746
   Litigation                                     -              -         (1,700)        16,500
                                           ------------------------------------------------------
        Total operating expenses             27,887         22,841         78,873         81,880
                                           ------------------------------------------------------

Operating income                             18,950         15,360         53,232         23,471
                                           ------------------------------------------------------
Other expense (income):
   Interest expense                           1,826            113          4,611            209
   Interest and other income                   (750)          (308)        (1,523)          (694)
                                           ------------------------------------------------------
        Total other expense (income), net     1,076           (195)         3,088           (485)
                                           ------------------------------------------------------
Income before income taxes                   17,874         15,555         50,144         23,956
Provision for income taxes                    6,345          5,409         17,801          8,492
                                           ------------------------------------------------------
Net income                                 $ 11,529       $ 10,146       $ 32,343       $ 15,464
                                           ======================================================

Net income per Common share - basic        $   0.24       $   0.20       $   0.65       $   0.31
                                           ======================================================
Net income per Common share - diluted      $   0.23       $   0.19       $   0.63       $   0.30
                                           ======================================================
Average shares outstanding - basic           48,769         51,132         49,020         49,349
Average shares outstanding - diluted         50,977         52,838         51,141         51,167


Note: The net after tax effect of the litigation items in fiscal 2004 was a gain of $0.02 per diluted share for the nine-month period.  The net after tax effect of the $16.5 million litigation charge in fiscal 2003 was a $0.21 loss per share for the nine-month period.


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                          CONDENSED CONSOLIDATED FINANCIAL INFORMATION


                                                                  2003                 2002
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
Balance Sheet Information (as of December 31)
   Cash and cash equivalents                                    $223,171             $ 98,107
   Receivables, net                                               56,713               47,448
   Inventory, net                                                 54,281               43,288
   Prepaid and other current assets                                8,314                2,224
   Deferred tax asset                                             10,150               13,291
                                                                ------------------------------
        Total current assets                                     352,629              204,358
   Property and equipment, net                                    69,615               50,117
   Intangible assets and goodwill                                 80,960               40,772
   Other assets                                                   10,794                4,453
                                                                ------------------------------
                                                                $513,998             $299,700
                                                                ==============================

   Current liabilities                                          $ 45,318             $ 42,778
   Long-term debt and other long-term liabilities                224,849                8,977
   Shareholders' equity                                          243,831              247,945
                                                                ------------------------------
                                                                $513,998             $299,700
                                                                ==============================

   Working capital                                              $307,311             $161,580
   Working capital ratio                                        7.8 to 1             4.8 to 1
   Debt to equity ratio                                         .93 to 1             .02 to 1


Cash Flow Information (nine months ended December 31)
   Net cash provided by (used in):
        Operating activities                                    $ 11,485             $ 28,504
        Investing activities                                     (28,009)             (15,549)
        Financing activities                                     143,407               73,043
                                                                ------------------------------
   Increase in cash and cash equivalents                         126,883               85,998
   Cash and cash equivalents, beginning of year                   96,288               12,109
                                                                ------------------------------
   Cash and cash equivalents, end of period                     $223,171             $ 98,107
                                                                ==============================

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